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Term Sheet No. G19 To the Product Supplement No. G-II dated January 11, 2010, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 January 11, 2010

$ Contingent Coupon Principal Protected ProNotes® due February 4, 2013 Linked to the Performance of a Basket of Ten Reference Shares

General

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The securities are principal protected at maturity, subject to the credit of the Issuer, and are designed for investors who seek variable contingent coupon payments that are linked to the performance of an equally weighted basket of ten reference shares, with the return of each reference share individually subject to the Component Return Cap. Investors should be willing to forgo dividend payments on the reference shares and any return on their investment beyond the contingent coupon payments, if any, on the securities.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 4, 2013.†

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about January 29, 2010 (the "Trade Date") and are expected to settle on or about February 3, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Basket:	The securities are linked to a basket consisting of ten reference shares (each a "Basket Component" and, together, the "Basket Components"). The Basket Components and the Bloomberg ticker symbol, the Component Weighting and the Initial Share Price of each Basket Component are set forth in the table below.
	Basket Component	Ticker Symbol	Exchange	Component Weighting	Initial Share Price*
	Arch Coal, Inc.	ACI UN	NYSE	1/10
	Caterpillar, Inc.	CAT UN	NYSE	1/10
	Chevron Corporation	CVX UN	NYSE	1/10
	Exxon Mobil Corporation	XOM UN	NYSE	1/10
	Freeport-McMoRan Copper & Gold Inc.	FCX UN	NYSE	1/10
	Monsanto Company	MON UN	NYSE	1/10
	Newmont Mining Corporation	NEM UN	NYSE	1/10
	Potash Corporation of Saskatchewan Inc.	POT UN	NYSE	1/10
	Schlumberger N.V. (Schlumberger Limited)	SLB UN	NYSE	1/10
	United States Steel Corporation	X UN	NYSE	1/10
* The Initial Share Price of each Basket Component will be the closing price of one share of such Basket Component on the Trade Date.
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold.
Contingent Coupon:	On each Payment Date (including the Maturity Date), you will be entitled to receive an amount in cash that will equal the principal amount of the securities you hold multiplied by the greater of (a) the Basket Return and (b) zero.
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
If the Final Basket Level is less than or equal to the Initial Basket Level on a Valuation Date, you will not receive any coupon payment on the corresponding Payment Date. If the Final Basket Level is less than or equal to the Initial Basket Level on every Valuation Date, you will not receive any coupon payment during the term of the securities and will be entitled to receive only the principal amount of your securities at maturity. The payment of any amount due on the securities is subject to the credit of the Issuer.
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The Basket Level on the relevant Valuation Date.
Basket Level:	On any Valuation Date, the level of the Basket calculated as follows:
100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/10)]
Component Return:	With respect to each Basket Component, the Component Return on any Valuation Date will be the lesser of (a) the Component Return Cap and (b) an amount calculated using the following formula and the Initial Share Price and the Final Share Price on such Valuation Date for such Basket Component:
Final Share Price – Initial Share Price Initial Share Price
Component Return Cap:	For each Basket Component, expected to be between 3.25% and 4.50% (to be determined on the Trade Date).
Final Share Price:	For each Basket Component, on each Valuation Date, the closing price of such Basket Component on such Valuation Date, subject to adjustment for dilution events, as described in the accompanying product supplement.
Valuation Dates†:	Semi-annually, beginning on July 29, 2010 and ending on January 30, 2013.
Payment Dates†:	The third business day following each Valuation Date, beginning August 3, 2010 and ending on the Maturity Date.
Maturity Date†:	February 4, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546ERK2

†    Subject to postponement in the event of a market disruption event or if a scheduled Valuation Date does not fall on an underlying business day, as described under "Description of the Securities—Market disruption events" and "Description of the Securities—Redemption Amount", respectively, in the accompanying product supplement.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 6 of this term sheet and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security		$1,000.00	$	$

Total	$		$	$

(1)    We or one of our affiliates may pay varying discounts and commissions of between 0.00% and 0.25% per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours may pay fees to some broker-dealers of up to 1.25% per $1,000 principal amount of securities in connection with the distribution of the securities and referral fees of up to 0.50%. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

January 11, 2010

Additional Terms Specific to the Securities

You should read this term sheet together with the product supplement dated January 11, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Product supplement No. G-II dated January 11, 2010:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746910000092/a2196025z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this term sheet and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Hypothetical Amounts Payable on the Securities for one Payment Date for Each $1,000 Principal Amount

The following examples illustrate hypothetical Contingent Coupon payments for one Payment Date for a $1,000 security. The hypothetical amounts payable on the securities set forth below assume an Initial Basket Level of 100, the Initial Share Prices, Final Share Prices and the Component Weightings for each Basket Component as set forth in the tables below and a Component Return Cap of 3.875% (the midpoint of the expected range set forth on the cover of this term sheet). The actual Initial Share Price for each Basket Component and the Component Return Cap will be determined on the Trade Date. The hypothetical amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the tables and the examples below have been rounded for ease of analysis.

Example 1:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Arch Coal	23.00	27.60	20.00%	3.875%	1/10
Caterpillar	59.00	70.80	20.00%	3.875%	1/10
Chevron	78.00	93.60	20.00%	3.875%	1/10
Exxon Mobil	69.00	82.80	20.00%	3.875%	1/10
Freeport-McMoRan	82.00	98.40	20.00%	3.875%	1/10
Monsanto	83.00	99.60	20.00%	3.875%	1/10
Newmont Mining	48.00	57.60	20.00%	3.875%	1/10
Potash	112.00	134.40	20.00%	3.875%	1/10
Schlumberger	66.00	79.20	20.00%	3.875%	1/10
US Steel	56.00	67.20	20.00%	3.875%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

  Final Basket Level = 100 × [1 + (the sum of the Component Returns of each Basket
      Component on the relevant Valuation Date × 1/10)]
  Final Basket Level = 100 × [1 + (38.75% × 1/10)]
  Final Basket Level = 100 × 1.03875
  Final Basket Level = 103.875

The Contingent Coupon on the Payment Date corresponding to such Valuation Date is calculated as follows:

  Basket Return = [(103.875 – 100) / 100] = 3.875%
  Contingent Coupon = Principal × Basket Return

  Contingent Coupon = $1,000 × 0.03875
  Contingent Coupon = $38.75

As illustrated above, even though each Basket Component has appreciated by 20% from its Initial Share Price to its Final Share Price on the relevant Valuation Date, the Component Return for each Basket Component is limited by the Component Return Cap of 3.875%. Consequently, the Basket Return is equal to 3.875%. In this example, you would be entitled to receive the maximum Contingent Coupon payment on the applicable Payment Date of $38.75 per $1,000 principal amount of securities.

Example 2:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Arch Coal	23.00	27.60	20.00%	3.875%	1/10
Caterpillar	59.00	70.80	20.00%	3.875%	1/10
Chevron	78.00	93.60	20.00%	3.875%	1/10
Exxon Mobil	69.00	82.80	20.00%	3.875%	1/10
Freeport-McMoRan	82.00	98.40	20.00%	3.875%	1/10
Monsanto	83.00	99.60	20.00%	3.875%	1/10
Newmont Mining	48.00	57.60	20.00%	3.875%	1/10
Potash	112.00	134.40	20.00%	3.875%	1/10
Schlumberger	66.00	59.40	-10.00%	-10.00%	1/10
US Steel	56.00	50.40	-10.00%	-10.00%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

  Final Basket Level = 100 × [1 + (the sum of the Component Returns of each Basket
      Component on the relevant Valuation Date × 1/10)]
  Final Basket Level = 100 × [1 + (11% × 1/10)]
  Final Basket Level = 100 × 1.0011
  Final Basket Level = 101.10

The Contingent Coupon on the Payment Date corresponding to such Valuation Date is calculated as follows:

  Basket Return = [(101.10 – 100) / 100] = 1.10%
  Contingent Coupon = Principal × Basket Return
  Contingent Coupon = $1,000 × 0.0011
  Contingent Coupon = $11

As illustrated above, even though eight of the ten Basket Components have appreciated by 20% from their Initial Share Price to their Final Share Price on the relevant Valuation Date, the Component Return for each such Basket Component is limited by the Component Return Cap of 3.875%. On the other hand, there is no floor with respect to any depreciation of a Basket Component as illustrated by the Component Returns of -10% for the two Basket Components that have depreciated by 10% from their Initial Share Price to their Final Share Price on the relevant Valuation Date. Consequently, the Basket Return is equal to 1.10%. In this example, you would be entitled to receive a Contingent Coupon payment on the applicable Payment Date of $11 per $1,000 principal amount of securities.

Example 3:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Arch Coal	23.00	27.60	20.00%	3.875%	1/10
Caterpillar	59.00	70.80	20.00%	3.875%	1/10
Chevron	78.00	93.60	20.00%	3.875%	1/10
Exxon Mobil	69.00	82.80	20.00%	3.875%	1/10
Freeport-McMoRan	82.00	98.40	20.00%	3.875%	1/10
Monsanto	83.00	74.70	-10.00%	-10.00%	1/10
Newmont Mining	48.00	43.20	-10.00%	-10.00%	1/10
Potash	112.00	100.80	-10.00%	-10.00%	1/10
Schlumberger	66.00	59.40	-10.00%	-10.00%	1/10
US Steel	56.00	50.40	-10.00%	-10.00%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

  Final Basket Level = 100 × [1 + (the sum of the Component Returns of each Basket
      Component on the relevant Valuation Date × 1/10)]
  Final Basket Level = 100 × [1 + (-30.625% × 1/10)]
  Final Basket Level = 100 × 0.969375
  Final Basket Level = 96.9375

The Contingent Coupon on the Payment Date corresponding to such Valuation Date is calculated as follows:

  Basket Return = [(96.9375 – 100) / 100] = -3.0625%
  Contingent Coupon = Principal × the greater of -3.0625% and 0%
  Contingent Coupon = $1,000 × 0
  Contingent Coupon = $0

As illustrated above, half the Basket Components have appreciated by 20% and half have depreciated by 10% from their Initial Share Price to their Final Share Price on the relevant Valuation Date. The Component Return for each Basket Component that has appreciated is limited by the Component Return Cap of 3.875%. On the other hand, there is no floor with respect to any depreciation of a Basket Component as illustrated by the Component Returns of -10% for the Basket Components that have depreciated by 10%. Consequently, the Basket Return is equal to -3.0625%. In this example, because the Basket Return is negative, you would not receive a Contingent Coupon payment on the applicable Payment Date.

Example 4:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Arch Coal	23.00	18.40	-20.00%	-20.00%	1/10
Caterpillar	59.00	47.20	-20.00%	-20.00%	1/10
Chevron	78.00	62.40	-20.00%	-20.00%	1/10
Exxon Mobil	69.00	55.20	-20.00%	-20.00%	1/10
Freeport-McMoRan	82.00	65.60	-20.00%	-20.00%	1/10
Monsanto	83.00	66.40	-20.00%	-20.00%	1/10
Newmont Mining	48.00	38.40	-20.00%	-20.00%	1/10
Potash	112.00	89.60	-20.00%	-20.00%	1/10
Schlumberger	66.00	52.80	-20.00%	-20.00%	1/10
US Steel	56.00	44.80	-20.00%	-20.00%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

  Final Basket Level = 100 × [1 + (the sum of the Component Returns of each Basket
      Component on the relevant Valuation Date × 1/10)]
  Final Basket Level = 100 × [1 + (-20% × 1/10)]
  Final Basket Level = 100 × 0.80
  Final Basket Level = 80

The Contingent Coupon on the Payment Date corresponding to such Valuation Date is calculated as follows:

  Basket Return = [(80 – 100) / 100] = -20%
  Contingent Coupon = Principal × the greater of -20% and 0%
  Contingent Coupon = $1,000 × 0
  Contingent Coupon = $0

As illustrated above, each of the Basket Components has depreciated by 20% from its Initial Share Price to its Final Share Price on the relevant Valuation Date. Consequently, the Basket Return is equal to -20%. In this example, because the Basket Return is negative, you would not receive a Contingent Coupon payment on the applicable Payment Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. In addition to the risk considerations set forth below, you should also carefully consider the matters set forth in the "Risk Factors" section of the accompanying product supplement.

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  THE SECURITIES MAY NOT PAY ANY COUPON PAYMENTS – We will not pay regular interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities. Each Contingent Coupon is based on the combined performance of the Basket Components from the Trade Date to the relevant Valuation Date. On any Valuation Date, each Basket Component is individually subject to the Component Return Cap with respect to any positive returns. Negative Component Returns for the Basket Components, however, are not subject to a floor. If the combined value of such Component Returns is zero or negative, the Basket Return for such Valuation Date will be zero or negative and the Contingent Coupon for the corresponding Payment Date will be zero. If the Basket Return is zero or negative on each of the Valuation Dates, you will not receive any Contingent Coupons over the term of the securities and, at maturity, you will receive only the principal amount of your securities, subject to our ability to pay our obligations as they become due. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

  •
  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

  •
  CAPPED APPRECIATION POTENTIAL – On any Valuation Date, each Basket Component is individually subject to the Component Return Cap with respect to any positive returns. Negative Component Returns, however, are not subject to a floor. On any Valuation Date, the Basket Return will equal the combined performance of the Basket Components from the Trade Date to the relevant Valuation Date and thus cannot exceed the Component Return Cap which is expected to be between 3.25% and 4.50% (to be determined on the Trade Date), regardless of the appreciation in the Basket, which may be significant. Accordingly, the maximum payment on each Payment Date is expected to be between $32.50 and $45 per $1,000 principal amount of securities. The maximum amount payable over the term of the securities including the Redemption Amount, if the maximum Contingent Coupon is made on each Payment Date, is expected to be between $1,195 and $1,270 per $1,000 principal amount of securities.

  •
  CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases, the prices of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return for any Valuation Date, an increase in the price of one or more of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the price of another Basket Component. In addition, an increase in the price of a Basket Component is limited to the Component Return Cap while any decline in the price of a Basket Component is not limited. There can be no assurance that you will receive a Contingent Coupon on any Payment Date.

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  RISKS ASSOCIATED WITH NON-U.S. ISSUERS – An investment in the securities linked to the value of equity securities issued by non-U.S. issuers, such as the common stock of Schlumberger N.V. (Schlumberger Limited), a company organized in the Netherlands Antilles, and Potash Corporation of Saskatchewan, a company organized in Canada, involves risks associated with the home country of the issuer of the equity securities. Non-U.S. companies, such as those organized in Netherlands Antilles and Canada, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of their equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the equity securities, including changes in such country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

  •
  NO OWNERSHIP RIGHTS IN THE BASKET COMPONENTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Basket Components. In addition, the issuers of the Basket Components will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the relevant Basket Components and the securities.

  •
  NO AFFILIATION WITH THE BASKET COMPONENT ISSUERS – We are not affiliated with the issuers of the Basket Components. We assume no responsibility for the adequacy of the information about the Basket Component issuers contained in this term sheet. You should make your own investigation into the Basket Components and their issuers. We are not responsible for the Basket Component issuers' public disclosure of information, whether contained in SEC filings or otherwise.

  •
  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for a Basket Component for certain events affecting such Basket Component. However, an adjustment will not be required in response to all events that could affect a Basket Component. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments—For Reference Shares" in the accompanying product supplement.

  •
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

  •
  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

  •
  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. In addition, we and/or our affiliates may also currently or from time to time engage in business with any of the Basket Component issuers, including extending loans to, or making equity investments in, such Basket Component issuer(s) or providing advisory services to such Basket Component issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Component issuers and these reports may or may not recommend that investors buy or hold the Basket Component(s). As a prospective purchaser of the securities, you should undertake an independent investigation of the Basket Component issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

  •
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the expected volatility of the Basket Components;

    o
    the time to maturity of the securities;

    o
    the dividend rates paid on the Basket Components;

    o
    interest and yield rates in the market generally as well as in the United States and in each of the countries where the Basket Components are traded;

    o
    the occurrence of certain events to any Basket Component that may or may not require an anti-dilution adjustment for such Basket Component;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or stock markets generally and which may affect the prices of the Basket Components; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

The Basket Components

All information contained herein with respect to the Basket Components and the Basket Component issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Component issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We have not participated in the preparation of, or verified, such publically available information. For further information, see "The Underlyings" in the accompanying product supplement.

Historical Information of the Basket Components and the Basket

The following graphs set forth the historical performance of the Basket Components based on the closing prices (in U.S. dollars) of the Basket Components from January 1, 2005 through January 8, 2010. We obtained the closing prices of the Basket Components below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Basket Component, the price of such Basket Component has experienced significant fluctuations. The historical performance of each Basket Component and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of any Basket Component or the levels of the Basket during the term of the securities. We cannot give you assurance that the performance of the Basket Components will result in any Contingent Coupon on the securities. We make no representation as to the amount of dividends, if any, that each Basket Component issuer will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on each Basket Component.

Arch Coal, Inc. ("Arch Coal")

According to its publicly available filings with the SEC, Arch Coal mines, processes, and markets low sulfur coal from surface, underground, and auger mines located in the western United States and in the central Appalachian region. Arch Coal markets its coal primarily to electric utilities. The common stock of Arch Coal, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Arch Coal in the accompanying product supplement. Arch Coal's SEC file number is 1-13105.

Historical Information of the Common Stock of Arch Coal

The following graph sets forth the historical performance of the common stock of Arch Coal based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of Arch Coal on January 8, 2010 was $26.82.

Historical Performance of the
Common Stock of Arch Coal

Caterpillar, Inc. ("Caterpillar")

According to its publicly available filings with the SEC, Caterpillar designs, manufactures, markets and sells construction, mining and forestry machinery, offers logistics services for other companies, and designs, manufactures, remanufactures, maintains and services rail-related products. Caterpillar also designs, manufactures, markets and sells engines for Caterpillar machinery and for a variety of other systems and applications. In addition, Caterpillar provides financings and insurance to customers and dealers. The common stock of Caterpillar, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Caterpillar in the accompanying product supplement. Caterpillar's SEC file number is 1-768.

Historical Information of the Common Stock of Caterpillar

The following graph sets forth the historical performance of the common stock of Caterpillar based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of Caterpillar on January 8, 2010 was $60.34.

Historical Performance of the
Common Stock of Caterpillar

Chevron Corporation ("Chevron")

According to its publicly available filings with the SEC, Chevron and its subsidiaries engage in fully integrated petroleum operations, chemicals operations, mining operations, power generation and energy services. The common stock of Chevron, par value $0.75 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Chevron in the accompanying product supplement. Chevron's SEC file number is 1-368-2.

Historical Information of the Common Stock of Chevron

The following graph sets forth the historical performance of the common stock of Chevron based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of Chevron on January 8, 2010 was $79.47.

Historical Performance of the
Common Stock of Chevron

Exxon Mobil Corporation ("Exxon Mobil")

According to its publicly available filings with the SEC, Exxon Mobil's principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Exxon Mobil is a manufacturer and marketer of commodity petrochemicals, including olefins, aromatics, polyethylene and polypropylene plastics and a wide variety of specialty products. Exxon Mobil also has interests in electric power generation facilities. The common stock of Exxon Mobil, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Exxon Mobil in the accompanying product supplement. Exxon Mobil's SEC file number is 1-2256.

Historical Information of the Common Stock of Exxon Mobil

The following graph sets forth the historical performance of the common stock of Exxon Mobil based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of Exxon Mobil on January 8, 2010 was $69.52.

Historical Performance of the
Common Stock of Exxon Mobil

Freeport-McMoRan Copper & Gold Inc. ("Freeport-McMoRan")

According to its publicly available filings with the SEC, Freeport-McMoRan is a copper, gold and molybdenum mining company, with its principal asset located in the Grasberg minerals district of Indonesia, with additional mines in North and South America. The common stock of Freeport-McMoRan, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Freeport-McMoRan in the accompanying product supplement. Freeport-McMoRan's SEC file number is 1-9916.

Historical Information of the Common Stock of Freeport-McMoRan

The following graph sets forth the historical performance of the common stock of Freeport-McMoRan based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of Freeport-McMoRan on January 8, 2010 was $88.10.

Historical Performance of the
Common Stock of Freeport-McMoRan

Monsanto Company ("Monsanto")

According to its publicly available filings with the SEC, Monsanto, along with its subsidiaries, is a global provider of agricultural products for farmers, including seeds, biotechnology trait products and herbicides. The common stock of Monsanto, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Monsanto in the accompanying product supplement. Monsanto's SEC file number is 1-16167.

Historical Information of the Common Stock of Monsanto

The following graph sets forth the historical performance of the common stock of Monsanto based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of Monsanto on January 8, 2010 was $86.65.

Historical Performance of the
Common Stock of Monsanto

Newmont Mining Corporation ("Newmont Mining")

According to its publicly available filings with the SEC, Newmont Mining is primarily a gold producer, with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. The common stock of Newmont Mining, par value $1.60 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Newmont Mining in the accompanying product supplement. Newmont Mining's SEC file number is 1-3124.

Historical Information of the Common Stock of Newmont Mining

The following graph sets forth the historical performance of the common stock of Newmont Mining based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of Newmont Mining on January 8, 2010 was $49.62.

Historical Performance of the
Common Stock of Newmont Mining

Potash Corporation of Saskatchewan Inc. ("Potash")

According to its publicly available filings with the SEC, Potash, a Canadian company, is the one of the world's largest integrated fertilizer and related industrial and feed products company. The common stock of Potash, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Potash in the accompanying product supplement. Potash's SEC file number is 1-10351.

Historical Information of the Common Stock of Potash

The following graph sets forth the historical performance of the common stock of Potash based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of Potash on January 8, 2010 was $124.43.

Historical Performance of the
Common Stock of Potash

Schlumberger N.V. (Schlumberger Limited) ("Schlumberger")

According to its publicly available filings with the SEC, Schlumberger, a Netherlands Antilles company, is a supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. The common stock of Schlumberger, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Schlumberger in the accompanying product supplement. Schlumberger's SEC file number is 1-4601.

Historical Information of the Common Stock of Schlumberger

The following graph sets forth the historical performance of the common stock of Schlumberger based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of Schlumberger on January 8, 2010 was $70.65.

Historical Performance of the
Common Stock of Schlumberger

United States Steel Corporation ("US Steel")

According to its publicly available filings with the SEC, US Steel is an integrated steel producer with production operations in North America and Europe. The US Steel's operations include coke production in both North America and Europe and iron ore pellets in North America, transportation services (railroad and barge operations), real estate operations, and engineering and consulting services in North America. The common stock of US Steel, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of US Steel in the accompanying product supplement. US Steel's SEC file number is 1-16811.

Historical Information of the Common Stock of US Steel

The following graph sets forth the historical performance of the common stock of US Steel based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 8, 2010. The closing price of the common stock of US Steel on January 8, 2010 was $65.34.

Historical Performance of the
Common Stock of US Steel

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and who purchase the securities at the "issue price" of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Obligations") in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

  •
  require you to accrue original issue discount at the comparable yield (as described below); and

  •
  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the securities.

The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 2.2515%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $             of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

  •
  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the "Act") was introduced in the U.S. Congress. The Act would impose a 30% withholding tax on "withholdable payments" made to foreign financial institutions (and their 50% affiliates) unless the payee foreign financial institution agrees to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the taxpayer identification number of any substantial U.S. owners to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of your gains may be subject to 30% withholding if the Act is enacted, payment is made after December 31, 2012.

Possible Legislation Affecting Dividend Equivalent Payments

The Act also treats a "dividend equivalent" payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine payments under the securities to be substantially similar to a dividend. Thus, if the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of between 0.00% and 0.25% or between $0.00 and $2.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay fees to some broker-dealers of up to 1.25% or $12.50 per $1,000 principal amount of securities in connection with the distribution of the securities and may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 principal amount of securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to "Underwriting (Conflicts of Interest)" in the accompanying product supplement.

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